THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SUBURBAN PROPANE PARTNERS, L.P.

as further amended as of July 31, 2007

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUBURBAN PROPANE PARTNERS, L.P. dated as of October 19, 2006, and amended as of July 31, 2007 (the ‘Agreement’ or ‘Partnership Agreement’) is entered into by and among SUBURBAN ENERGY SERVICES GROUP LLC, a Delaware limited liability company, as the General Partner, and those Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

R E C I T A L S :

WHEREAS, Suburban Propane GP, Inc., a Delaware corporation and the initial general partner of the Partnership, (the ‘Initial General Partner’), and certain other parties, organized the Partnership as a Delaware limited partnership pursuant to the Delaware Act by filing a certificate of limited partnership of the Partnership with the Secretary of State of the State of Delaware on December 18, 1995 and the execution by the Initial General Partner and certain other parties as limited partners of that certain Agreement of Limited Partnership of the Partnership dated as of December 18, 1995 (the ‘Original Agreement’) providing for the organization of the partnership upon the terms and conditions set forth therein, which was subsequently amended and restated by the Amended and Restated Limited Partnership Agreement dated as of March 4, 1996, and by the Second Amended and Restated Limited Partnership Agreement dated as of May 26, 1999 (the ‘Second Partnership Agreement’); and

WHEREAS, pursuant to Section 5.8 of the Second Partnership Agreement, the Partnership and the General Partner ~~have~~entered into an exchange agreement, dated as of July 27, 2006 (the ‘Exchange Agreement’), in accordance with which all Incentive Distribution Rights (as defined in the Second Partnership Agreement), the entire economic interest in the Partnership included in the General Partner Interest and the entire economic interest in Suburban Propane, L.P. included in the General Partner’s interest therein ~~shall be~~were exchanged for 2,300,000 Common Units; and

WHEREAS, the Exchange Agreement and this Partnership Agreement ~~have been~~were submitted to, and approved by, the Audit Committee (by Special Approval), the Board of Supervisors, the General Partner and the requisite vote of, the Limited Partners; and

WHEREAS, pursuant to Section 13.1 of the Second Partnership Agreement, the Board of Supervisors had, and pursuant to Section 13.1 of this Partnership Agreement, the Board of Supervisors has, the authority to adopt certain amendments to this Agreement ~~relating to the transactions contemplated by the Exchange Agreement~~ without the approval of any Limited Partner or Assignee to reflect, among other things, a change that, in the discretion of the Board of Supervisors, does not adversely affect the Limited Partners in any material respect, and the Board of Supervisors exercised this authority to adopt certain amendments relating to the transactions contemplated by the Exchange Agreement and to enable the Partnership to participate in a Book-Entry System (as defined below).

NOW, THEREFORE, in consideration of the covenants and agreements made herein, the Partnership Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

‘Book-Entry System’ means a direct registration system operated by a securities depository, which system meets the requirements of any National Securities Exchange on which the Common Units are, at the time in question, listed for trading.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

4.1 Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Common Units being so issued. Certificates shall be executed on behalf of the Partnership by the Chief Executive Officer, President or any Vice President and the Secretary or any Assistant Secretary of the Partnership. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Supervisors elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Any or all the signatures on the Certificate may be a facsimile. In case any Officer or Transfer Agent who has signed or whose facsimile signature has been placed upon a Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued, it may be issued by the Partnership with the same effect as if such person were such Officer or Transfer Agent at the date of issue. Notwithstanding anything to the contrary in this Section 4.1 or any other provision of this Agreement, the Partnership may allow interests in Common Units to be recorded and maintained in a Book-Entry System without the issuance of a Certificate.

4.5 Registration and Transfer of Units.

(a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units, or transfers of Units recorded in a Book-Entry System, unless such transfers are effected in the manner described in this Section 4.5. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers on behalf of the Partnership shall execute, and in the case of Common Units, the Transfer Agent shall countersign and deliver (or, in the case of Common Units issued in global form, register in accordance with the rules and regulations of the Depositary), in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.10, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units, if any, are surrendered for registration of transfer and such Certificates, or a request for transfer of such Units made in accordance with the rules of the Book-Entry System, are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate or to a transfer of Units recorded in a Book-Entry System under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.